As filed with the Securities and Exchange Commission on October 2, 1997
                                       Registration No. 333-


                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549
                       ____________________

                             FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                       ____________________

                        GLEASON CORPORATION
        (Exact name of registrant as specified in its charter)

      DELAWARE                                            16-1224655
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)


                        1000 UNIVERSITY AVENUE
                    ROCHESTER, NEW YORK  14692-2970
                            (716) 473-1000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           JOHN J. PERROTTI
                        VICE PRESIDENT-FINANCE
                      AND CHIEF FINANCIAL OFFICER
                          GLEASON CORPORATION
                        1000 UNIVERSITY AVENUE
                    ROCHESTER, NEW YORK  14692-2970
                            (716) 473-1000
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)
                         ____________________

                              COPIES TO:

                          JUSTIN P. DOYLE, ESQ.
                  NIXON, HARGRAVE, DEVANS & DOYLE LLP
                            CLINTON SQUARE
                    ROCHESTER, NEW YORK  14603-1051
                            (716) 263-1000
                           ____________________

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC:

         From time to time after this Registration Statement becomes effective as determined by market conditions.
                           ____________________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________


      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ___________________

                                            CALCULATION OF REGISTRATION FEE
                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF   NUMBER OF SHARES TO BE  OFFERING PRICE PER     AGGREGATE OFFERING
    SECURITIES TO BE            REGISTERED             SHARE (1)              PRICE (1)        AMOUNT OF REGISTRATION
       REGISTERED                                                                                        FEE
-----------------------   ----------------------  ------------------     -------------------    ---------------------
Common Stock, par value
$1.00 per share                 1,300,000             $ 27.40625             $35,628,125               $10,796
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices reported for the registrant's common stock on September 30, 1997.

                                ____________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION DATED OCTOBER 2, 1997

PROSPECTUS


                            UP TO 1,300,000 SHARES

                              GLEASON CORPORATION

                                 COMMON STOCK
                               (PAR VALUE $1.00)


                             __________________


           All of the shares of Common Stock, par value $1.00 (the "Common Stock"), of Gleason Corporation (together with its subsidiaries, the "Company") being offered hereby are being sold by the Gleason Foundation and by The Retirement Plan of the Gleason Works (collectively, the "Selling Stockholders"). The Common Stock may be offered, from time to time, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. The registration of the shares of Common Stock does not necessarily mean that any shares will be sold by the Selling Stockholders.

          The Company's Common Stock is traded on the New York Stock Exchange under the symbol "GLE." On October 1, 1997, the last reported sale price of the Company's Common Stock was $28.75 per share.

          This Prospectus sets forth the information about the Company that a prospective investor should know before purchasing Common Stock. Prospective investors are advised to read this Prospectus and retain it for future reference.

          The Selling Stockholders and any underwriters, dealers or agents that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                             _______________


        SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT PROSPECTIVE INVESTORS SHOULD CONSIDER IN CONNECTION WITH THEIR INVESTMENT DECISION.
                             _______________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ________________




                   The date of this Prospectus is __________________.

******************************************************************************
* Information contained herein is subject to completion or amendment.  A     *
* registration statement relating to these securities has been filed with the*
* Securities and Exchange Commission.  These securities may not be sold nor  *
* may offers to buy be accepted prior to the time the Registration Statement *
* becomes effective.  This Prospectus shall not constitute an offer to sell  *
* or the solicitation of an offer to buy nor shall there be any sale of these*
* securities in any state in which such offer, solicitation or sale would be *
* unlawful prior to registration or qualification under the securities laws  *
* of any such state.                                                         *
******************************************************************************

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY HEREOF AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

Available Information                                           2
Incorporation of Certain Documents by Reference                 3
Forward Looking Statements                                      3
The Company                                                     4
Risk Factors                                                    5
Selling Stockholders                                            7
Description of Captial Stock                                    7
Certain Anti-Takeover Provisions                                8
Plan of Distribution                                           11
Legal Matters                                                  12
Experts                                                        12


                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's Web site on the Internet at http://www.sec.gov.

      In addition, the Common Stock is listed on the New York Stock Exchange under the symbol "GLE," and reports proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such contract or document. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto which can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza,
450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Company's Form 10-K/A relating thereto filed on October 2, 1997;

      (2) The Company's Proxy Statement relating to its 1997 Annual Meeting of Stockholders filed on March 27, 1997;

      (3) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as amended by the Company's Form 10-Q/A's relating thereto filed on October 2, 1997;

      (4) The Company's Current Report on Form 8-K filed on August 14, 1997, as amended by the Company's Form 8-K/A's relating thereto filed on September 25, 1997 and October 2, 1997; and

      (5)  The Company's Current Report on Form 8-K filed on October 2, 1997.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of such documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such copies should be directed to Controller, Gleason Corporation, 1000 University Avenue, Rochester, New York 14692-2970 (telephone number
(716) 473-1000).


                          FORWARD LOOKING STATEMENTS

      CERTAIN INFORMATION INCLUDED OR INCORPORATED HEREIN CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING INDUSTRY PERFORMANCE, THE COMPANY'S OPERATIONS, PERFORMANCE, FINANCIAL CONDITION, GROWTH AND ACQUISITION OBJECTIVES, MARGINS AND GROWTH IN SALES OF THE COMPANY'S PRODUCTS. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, WORDS SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED BELOW UNDER THE CAPTION "RISK FACTORS."

                                  THE COMPANY

      Founded in 1865, Gleason Corporation is a global leader in the development and manufacture of technologically advanced gear production machinery and associated tooling products. The gear production market is comprised of two segments, the bevel gear market and the cylindrical gear market. Bevel gears transmit power at a right angle, such as from the drive shaft to the drive-axle of a vehicle. Cylindrical gears transmit power in parallel axes of rotation and have a wider variety of applications, including as components in the transmissions of vehicles. The Company believes it is the market leader in the bevel gear machinery market and that it has a leading position in the cylindrical gear equipment market. The Company's extensive product line includes machinery for the production, finishing and testing of gears. In addition, the Company offers a global support system providing tooling, replacement parts, field service, application development services, gear design and inspection software, training programs, engineering support and machine rebuild and upgrade services. The Company is also a leader in the theory of gear design and in the application, testing and analysis of prototype and production gears.

      Over the past five years, approximately two-thirds of the Company's net sales were made to customers outside the United States. Approximately 76% of the Company's net sales for the year ended December 31, 1996 were to the automotive and truck industries. The Company also sells to the aerospace, farm equipment, construction equipment and power tool industries and to jobbers who distribute to a variety of industries. For the year ended December 31, 1996, the Company's top ten customers (which included subsidiaries of Ford Motor Company, Daimler-Benz AG, Chrysler Corporation, General Motors Corp. and Dana Corp.) accounted for 44% of the Company's net sales.

      The Company's corporate office is located in Rochester, New York, and its manufacturing operations are conducted at plants in Rochester, New York; Rockford, Illinois; Munich and Ludwigsburg, Germany; Plymouth, England; Bologna and Porretta Terme, Italy; Bangalore, India; and Biel, Switzerland. The Company's executive offices are located at 1000 University Avenue, Rochester, New York 14692-2970, and its telephone number is (716) 473-1000.

                                 RISK FACTORS


      PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN THE COMMON STOCK OFFERED HEREBY.

CYCLICALITY OF MARKETS

      The primary markets for the Company's products include the automotive, truck, aerospace, farm equipment, construction equipment and power tool industries. The Company's sales to these industries have historically been subject to cyclical variation extending over a number of years, based on general economic conditions. The demand for, price of and margins for the Company's products may be adversely impacted by decreases in its customers' capital spending during periods of economic contraction.

DEPENDENCE ON AUTOMOTIVE AND TRUCK INDUSTRIES

      The automotive and truck industries accounted for approximately 76% of the Company's net sales for the year ended December 31, 1996. For the year ended December 31, 1996, the Company's top ten customers, all of which were affiliated with the automotive or truck industries, accounted for approximately 44% of the Company's net sales. A decline in automotive or truck sales and production could result in a decline in the Company's results of operations or a deterioration in the Company's financial position. The loss of, or reduced demand for products from, one or more of the Company's significant customers could have a material adverse effect on the Company's business, financial condition or results of operations.

IMPACT AND RISKS OF ACQUISITIONS

      Generally, acquisitions involve significant potential risks, including but not limited to those associated with: (i) the ability to identify and consummate potential acquisitions; (ii) the diversion of management's attention to the assimilation of the businesses to be acquired; (iii) the risk that the acquired business will fail to maintain the operating performance it achieved historically; (iv) the need to implement financial and other systems and add management resources; (v) the risk that key employees of the acquired business will leave after the acquisition; (vi) potential liabilities of the acquired business; (vii) adverse short-term effects on the Company's operating results;
(viii) lack of success in assimilating or integrating the operations of acquired businesses with those of the Company; (ix) the incurrence of additional debt; (x) the amortization of goodwill and other intangible assets for acquisitions that are accounted for using the purchase method of accounting; and (xi) unforeseen difficulties in the acquired operations.

      On July 31, 1997, the Company acquired The Hermann Pfauter Group ("Pfauter"). On a combined pro forma basis, Pfauter would have accounted for 42% of the Company's net sales for the year ended December 31, 1996. There can be no assurance when or the extent to which the Company will be able to successfully integrate the operations of Pfauter or that the Company will be able to do so with any future acquisitions.

RISKS OF INTERNATIONAL OPERATIONS AND FOREIGN EXCHANGE FLUCTUATIONS

      The Company has substantial operations and sales outside of the United States. Foreign operations are subject to special risks that can materially affect the sales, profits, cash flows and financial position of the Company, including taxes on distributions or deemed distributions from subsidiaries, currency exchange rate fluctuations, inflation, maintenance of minimum capital requirements, import and export controls, exchange controls, social (labor) programs and/or changes in the regulatory or political environment. Exchange rates may affect the Company's pricing in local currencies, possibly impairing its ability to effectively compete with other companies in such markets. Since the Company's financial statements are denominated in U.S. dollars, changes in exchange rates between the dollar and other currencies have had and will have an impact on the reported results of the Company. While the Company engages in hedge transactions to reduce the risk of currency exchange rate fluctuations, there can be no assurances regarding the effectiveness or adequacy of such transactions.

COMPETITION

      The markets in which the Company participates are competitive. Many of the programs for which the Company competes require bids or proposals from multiple vendors. The Company's competitors include manufacturers of gear production equipment, principally in Europe and Japan, some of which have greater financial resources than the Company. In addition, the Company may face competition from new entrants into these markets and increased competition from existing competitors that may develop products which are superior to those offered by the Company. While the Company believes its product lines compete effectively in their markets, there can be no assurance that they will continue to do so. Competition is also encountered from alternative manufacturing processes for the production of gears, such as forging, forming and molding of plastic and powder metal.

TECHNOLOGICAL CHANGE

      The industrial manufacturing industry, in general, and the gear production machinery sector, in particular, are subject to technological change, evolving industry specifications and regulatory requirements, changing customer requirements and improvements in and expansion of product offerings. The Company's ability to meet changes in technology, industry specifications, customer requirements and competitive product offerings as well as to introduce new and enhanced products on a timely basis which are accepted in the market are significant factors in the Company's competitive position and its prospects for growth. Although the Company believes that it has the technological capabilities to remain competitive, there can be no assurance that developments by competitors will not render the Company's products or technologies noncompetitive or obsolete. Failure by the Company to anticipate or respond rapidly to technological advances, new products and enhancements by competitors, or changes in customer requirements could have a material adverse effect on the Company. In addition, technological developments may increase the productivity or performance of gear production equipment or diminish the need for gears in certain applications, in either case potentially reducing the level of demand for the Company's products.

POTENTIAL EFFECT OF ANTI-TAKEOVER PROVISIONS

      The Company's Certificate of Incorporation, By-laws and Shareholder Rights Plan contain certain provisions that could hamper the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions include staggered terms for members of the Company's Board of Directors, advance notice procedures for stockholders to designate nominees for election as directors of the Company and for stockholders to submit proposals for consideration at stockholders' meetings and a voting requirement that 85% of the stockholders entitled to vote to effect certain mergers or acquisition transactions. In addition, Delaware corporate law contains certain provisions that restrict certain business combinations. All of the foregoing may have the effect of deterring certain potential acquisitions of the Company or making more difficult a change in control of the Company or the removal of incumbent management or the Board of Directors of the Company, which may thereby inhibit a change in control of the Company under circumstances that could give the stockholders the opportunity to realize a premium over the then-prevailing market prices. See "Certain Anti-Takeover Provisions."

POSSIBLE VOLATILITY OF STOCK PRICE

      The market price of the Company's Common Stock has increased substantially over the past year. The market price of the Common Stock could continue to fluctuate substantially due to a variety of factors, including illiquidity due to limited trading volume, quarterly fluctuations in results of operations, the impact of acquisitions, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company or its customers, changes in the general economic climate, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing stockholders, loss of key personnel and other factors. The market price for the Company's Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Company's Common Stock. In addition, market conditions in the industrial manufacturing and automotive industries, or forecasts related thereto, may have an impact on the market price of the Common Stock. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to their operating performance.

FLUCTUATIONS IN QUARTERLY RESULTS

      In general, the Company recognizes net sales when products have been shipped or services have been provided. The Company's quarterly results can be subject to significant fluctuation based on the timing of its shipments. Shipments are dependent upon customer delivery requirements and the Company's ability to satisfy order specifications on a timely basis. In addition, orders for certain of the Company's products can be large, and a relatively limited number of orders can constitute a meaningful percentage of the Company's net sales in any quarterly period.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS

      The Company's ability to compete effectively will depend, in part, on its ability to protect its intellectual property, including its patents, trademarks, copyrights and trade secrets, and on its ability to obtain future patents. In addition to patents, the Company relies on a combination of trademark registrations, copyrights and confidentiality agreements to protect its proprietary rights in intellectual property. The Company's ability to compete effectively also depends on its ability to avoid infringing on the proprietary rights of others. Because pending U.S. patent applications are confidential for a period of time after they are filed, it is impossible to anticipate all potential patent infringement issues for products under development. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation or that others will not independently develop technologies or products that compete with or are superior to the products of the Company. Likewise, there can be no assurance that the Company will not inadvertently infringe on the intellectual property rights of others.


                             SELLING STOCKHOLDERS

      The Selling Stockholders are the Gleason Foundation and The Retirement Plan of The Gleason Works. The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of October 1, 1997 and as adjusted to reflect the sale of 1,300,000 shares of Common Stock by the Selling Stockholders. Share and percentage information reflects the stock distribution in the form of a two-for-one stock split declared on August 28, 1997 and payable September 26, 1997.

                            SHARES BENEFICIALLY SHARES TO BE  SHARES BENEFICIALLY
                                OWNED PRIOR        SOLD IN        OWNED AFTER
                                TO OFFERING       OFFERING       OFFERING (1)
NAME OF BENEFICIAL OWNER   NUMBER     PERCENT                 NUMBER     PERCENT
Gleason Foundation(1)     1,359,126    13.7%      529,896(2) 829,230       8.3%
The Retirement Plan of The  770,104     7.7%      770,104(2)       0       0.0%

  Gleason Works(3)
_________________
(1) Gleason Foundation is a not-for-profit corporation of which James S. Gleason, Ralph E. Harper and John B. Kodweis, executive officers of the Company, are directors and/or officers.
(2) Assumes the maximum number of shares of Common Stock registered for sale by each Selling Shareholder is sold in this offering.
(3) Messrs. Gleason, Harper and Kodweis comprise a committee vested with the powers to vote and dispose of the shares of Common Stock owned by The Retirement Plan of The Gleason Works.


                         DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $1.00 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share. As of September 30, 1997, 11,594,140 shares of Common Stock were issued, of which 9,952,912 were outstanding and held by approximately 3,000 stockholders of record. As of such date, there were presently exercisable options outstanding under the Company's 1981 and 1992 Stock Plans to purchase an aggregate of up to approximately 621,650 shares of Common Stock, which options had a weighted average exercise price of approximately $9.98 per share, and there were 57,544 hypothetical shares outstanding under the Company's Directors Fees Deferral Plan (which hypothetical shares are held by certain directors of the Company and have no voting rights). No shares of Preferred Stock have been issued by the Company. The Board of Directors has, however, established the Series A Junior Participating Preferred Stock, consisting of 87,500 shares, and fixed by resolution the designation and other terms thereof, for use in connection with the Company's Shareholder Rights Plan. No such shares have been issued and the related rights (the "Rights") are not currently exercisable.

COMMON STOCK

      Subject to the right of holders of Preferred Stock issued in the future to elect one or more directors if dividends on such shares are in default, the holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to any dividend preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of shares of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors, in its discretion, from any assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preferences that may be applicable to any shares of Preferred Stock issued in the future. The holders of Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The holders of Common Stock are not subject to further calls or assessments by the Company. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. See "Certain Anti-Takeover Provisions-Series A Junior Participating Stock" below.

      The Common Stock is quoted on the New York Stock Exchange under the symbol "GLE." The Company's transfer agent and registrar for its Common Stock is American Stock Transfer & Trust Company, New York, New York 10005.


                       CERTAIN ANTI-TAKEOVER PROVISIONS

      The Company's Certificate of Incorporation and Bylaws contain certain provisions that could make more difficult the acquisition of the Company, or control of the Company, by means of a tender offer, a proxy contest, or otherwise. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws, and the Rights Agreement dated as of June 8, 1987 between the Company and Chase Lincoln First Bank, N.A. (now The Chase Manhattan
Bank), as Rights Agent, all as amended, which are incorporated by reference into the Registration Statement of which this Prospectus is a part.

SHAREHOLDER RIGHTS PLAN

      Pursuant to the Company's Shareholder Rights Plan (the "Plan"), which was adopted by the Board of Directors in June 1989, each outstanding share of the Company's Common Stock carries one Preferred Stock purchase Right. Each Right, when exercisable, entitles the holder to purchase from the Company for $22.50, one two-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share, of the Company. The Rights become exercisable, subject to certain exceptions, upon announcement that a person or group has acquired 15% or more of the Company's outstanding Common Stock, or 10 days, or such other period as the Board may determine, following commencement of, or announcement of an intention to commence, a tender or exchange offer the consummation of which would result in a person or group owning 15% or more of the Company's outstanding Common Stock, whichever occurs first. Until the Rights become exercisable, they will be evidenced by the certificates for the shares of Common Stock. If and when they become exercisable, Rights Certificates will be issued which will trade separately from the shares of Common Stock.

      If any person or group becomes the beneficial owner of 15% of the outstanding Common Stock, other than pursuant to a Permitted Offer, as defined in the Plan, each holder of a Right, other than an Acquiring Person as defined in the Plan, will have the right to receive, upon exercise, Common Stock of the Company (or, in certain circumstances, cash, property or other securities of the Company or to a reduction in the purchase price) having a value equal to two times the exercise price of $22.50, or the Board may elect to issue without any payment Common Stock and/or equivalents of the Company with a value equal to the exercise price. If a person or group becomes the beneficial owner of 15% or more of the Company's outstanding Common Stock and the Company is thereafter acquired by another entity, by merger, consolidation, or transfer of 50% or more of the Company's assets, in one or more transactions, each holder of a Right, other than an Acquiring Person, will have the right to receive, upon exercise, common shares of the acquiring company (including the Company if it is the surviving company) having a value equal to two times the exercise price ($22.50) of the Right. The Rights will expire on June 15, 1999, unless exercised by the holder or redeemed by the Company prior to that date. The Company may, subject to certain conditions, redeem the Rights at a price of $.005 per Right.

      The Shareholder Rights Plan is designed to protect stockholders against unsolicited attempts to acquire control of the Company, whether through accumulation of shares in the open market or tender offers that do not offer what the Board believes to be an adequate price to all stockholders.

STAGGERED BOARD OF DIRECTORS

      The Certificate of Incorporation and the Bylaws provide that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure continuity and stability of the Company's management and policies.

      The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of the Company's stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS; REMOVALS; FILLING VACANCIES

      The Bylaws of the Company provide that the number of directors will be fixed by the Board of Directors, but shall consist of not less than 5 nor more than 15 directors. In addition, the Bylaws provide that any vacancies may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder's own nominees.

      Under the Delaware General Corporation Law ("DGCL"), directors serving on a classified board may only be removed by the stockholders for cause.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

      The Company's Certificate of Incorporation provides that stockholder action can be taken only at a meeting of stockholders. The DGCL provides that special meetings of stockholders may be called by the Board of Directors or by such person or persons authorized by the certificate of incorporation or the bylaws. The Company's Bylaws provide only for the calling of such meetings by the Board of Directors. These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

      The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

      The Stockholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which Directors are to be elected, will be eligible for election as directors of the Company and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. For notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, except that, if less than 70 days notice or prior public disclosure of the date of such meeting is given, then within 10 days following the earlier of mailing such notice or making such public disclosure.

      The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they could have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

      The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, rights and other terms of such series. The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities are listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

      As indicated above, the Board of Directors has established the Series A Junior Participating Preferred Stock ("Series A Preferred Shares"), consisting of 87,500 shares. Each Right under the Company's Shareholder Rights Plan will become exercisable for one two-hundredth of such a share if the Distribution Date under the Plan occurs.

      The holders of Series A Preferred Shares will be entitled with respect to each such share to: (i) subject to the rights of holders of any senior preferred shares, receive quarterly dividends in an amount per share equal to the greater of $1 or 100 times the dividend paid on a share of Common Stock;
(ii) 100 votes on all matters on which holders of Common Stock vote, voting together with holders of Common Stock as a single class, except that, if dividends on the Series A Preferred Shares are in default for six consecutive quarters, holders of the Series A Preferred Shares will be entitled to elect two directors until such default is cured; and (iii) subject to the rights of holders of any senior preferred shares, receive on liquidation $100 per share, plus any accrued unpaid dividends, and then, following payment to the holders of Common Stock of $.50 per share, holders of Preferred Shares and holders of Common Stock will share in the remaining assets in the ratio of 200 per Preferred Share to 1 per share of Common Stock. The Preferred Shares are not redeemable.

FAIR PRICE PROVISION

      The Company's Certificate of Incorporation contains a Fair Price Provision which was adopted prior to the adoption of Section 203 of the DGCL (see "-Anti-takeover Legislation" below) and which, while generally similar in effect to that Section, has a number of differences from it. The Company provision provides that any Business Combination with or involving a stockholder ("Interested Stockholder") which, with its affiliates, beneficially owns 10% or more of the Company's outstanding Common Stock ("Major Stockholder") shall require the affirmative vote of at least the holders of 85% of the outstanding shares of Common Stock and the holders of 2/3rds of the outstanding shares of Common Stock not owned by such stockholder, unless:
(i) the Business Combination shall have been approved by a majority of the Disinterested Directors, as defined in the provision; or (ii) the consideration paid in the Business Combination shall be in an amount and form specified in the provision; a proxy or information statement for the Business Combination complying with the requirements of the Securities Exchange Act of 1934 shall be provided; the Interested Stockholder shall have received no benefits specified in the provision since becoming a Major Stockholder; and, except as approved by a majority of Disinterested Directors, dividends shall have continued to be paid at at least the highest rate paid since one year before the Interested Stockholder became a Major Stockholder, and it shall not have acquired additional shares since becoming a Major Stockholder.

      The provision is designed to prevent two-step acquisitions in which an acquiring person or company obtains a sufficient number of shares to enable it to vote for a merger in which the remaining stockholders are forced out, receiving less than the acquirer offered in the first step and perhaps also receiving unmarketable securities rather than cash, and perhaps being oppressed in the interim, and may accordingly make it more difficult for an Interested Stockholder to effect a Business Combination with the Company.

ANTI-TAKEOVER LEGISLATION

      Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any interested stockholder (generally a 15% stockholder) for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3 % of the voting stock which is not owned by the interested stockholder. Section 203 of the DGCL may acccordingly make it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period.


                             PLAN OF DISTRIBUTION

      The Selling Stockholders may sell the Common Stock through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter, dealer or agent involved in the offer and sale of the Common Stock will be named in the applicable Prospectus Supplement.

      The distribution of the Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

      In connection with the sale of the Common Stock, underwriters or agents may receive compensation from the Company or from purchasers of the Common Stock, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Common Stock to or through dealers, and such dealers may
                                11
receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Stockholders and the underwriters, dealers and agents that participate in the distribution of the Common Stock may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Common Stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any discounts, commissions or other compensation paid by the Selling Stockholders to underwriters, dealers or agents will be described in the applicable Prospectus Supplement.

      Any Common Stock that may be sold pursuant to a Prospectus Supplement is listed on the New York Stock Exchange.

      Under agreements into which the Selling Stockholders and the Company may enter, underwriters, dealers and agents who participate in the distribution of the Common Stock may be entitled to indemnification by the Selling Stockholders and the Company against certain liabilities, including liabilities under the Securities Act.

      In the event of a "distribution" of the shares, the Selling Stockholders, any selling underwriter, dealer or agent and any "affiliated purchasers" may be subject to Rule 102 under the Exchange Act, which would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed.

      In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                                 LEGAL MATTERS

      Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York.


                                    EXPERTS

      The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K, as amended) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

      The consolidated balance sheets of Hermann Pfauter GmbH & Co. and its consolidated subsidiaries at December 31, 1996 and 1995, the related consolidated financial statements of cash flows for the years then ended and the related consolidated statements of income for the years ended December 31, 1996, 1995 and 1994 appearing in the Company's Current Report on Form 8-K dated August 14, 1997, as amended, have been audited by Ernst & Young GmbH, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years 1995 and 1994, are based in part on the reports of Dugan & Lopatka, CPAs, PC, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon authority of such firms as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table is an itemized listing of expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than underwriting discounts and commissions. These expenses will be borne by the Selling Stockholders. All amounts shown are estimates, except the SEC Registration fee:

         SEC Registration Fees                                    $ 10,796
         Printing and Engraving Expenses                            55,000
         Legal Fees and Expenses                                   110,000
         Accounting Fees and Expenses                              125,000
         Miscellaneous                                              36,704
                                                                  --------
            Total                                                $ 337,500
                                                                  ========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("DGCL") permits the Company to indemnify any director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, or incurred in defense of any action (other than an action by or in the right of the Company) arising by reason of the fact that he is or was an officer or director of the Company, if in any civil action or proceeding it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, it is determined that he had no reasonable cause to believe his conduct was unlawful. Section 145 also permits the Company to indemnify any such officer or director against expenses incurred in an action by or in the right of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to the Company, unless allowed by the court in which such action is brought. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. The statute also permits purchase of liability insurance by the Company on behalf of its officers and directors.

      Article VII of the Company's By-laws provide for the mandatory indemnification of and advancement of litigation expenses to any person to the full extent permitted by the DGCL against expenses, judgments, fines and amounts paid in settlement reasonably incurred in connection with any action, suit or proceeding in which he is made, or threatened to be made, a party by reason of the fact he is or was a director or officer of the Company or, at its request, of another entity. These provisions are not exclusive of any other indemnification rights to which a person may otherwise be entitled. The Company may also purchase liability insurance on behalf of its directors and officers and has done so.

      Reference is made to any Underwriting Agreement to be incorporated by reference herein for provisions relating to the indemnification of the Underwriters named in such agreement and persons who control such Underwriters within the meaning of Section 15 of the Securities Act of 1933, and to indemnification of the Company by any such Underwriters.

      See also the undertaking made with respect to indemnification matters involving the Company's directors, officers and controlling persons, found in
Item 17 below.

ITEM 16.    EXHIBITS.

      The following exhibits are filed herewith:

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
   1        Form of Underwriting Agreement(1)
 3(a)       Restated Certificate of Incorporation of the Company(2)
 3(b)       Certificate of Amendment to Restated Certificate of Incorporation
               as filed with the Delaware Secretary of State on May 8, 1996 is incorporated herein by reference to Exhibit 3 to the registrant's Form 10-Q for the period ending March 31, 1996.
 3(c)       By-laws of the Company, as amended(2)
 4(a)       Specimen of Common Stock Certificate(2)
 4(b)       Gleason Corporation Preferred Stock Purchase Rights Agreement, as
            amended(2)
   5        Opinion of Nixon, Hargrave, Devans & Doyle LLP(1)
 23(a)      Consent of Nixon, Hargrave, Devans & Doyle LLP (1)
 23(b)      Consent of Ernst & Young LLP
 23(c)      Consent of Ernst & Young GmbH
 23(d)      Consent of Dugan & Lopatka, CPAs, PC
  24        Powers of Attorney (contained in the signature page)

_______________

(1)To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the Common Stock.
(2)Incorporated herein by reference to the registrant's Form 8-K dated and filed October 2, 1997.


ITEM  17.   UNDERTAKINGS.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended ("Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby further undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby further undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this October 1, 1997.

                                          GLEASON CORPORATION


                                          By:     /S/  JAMES S. GLEASON
                                                    James S. Gleason
                                                 Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints James S. Gleason, David J. Burns and John J. Perrotti, and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

        SIGNATURE                         TITLE                      DATE

/s/ James S. Gleason       Chairman, President and Chief       October 1, 1997
----------------------     Executive Officer and Director
James S. Gleason

/s/ John J. Perrotti       Vice President-Finance and Chief    October 1, 1997
----------------------     Financial Officer
John J. Perrotti           (PRINCIPAL FINANCIAL OFFICER)

/s/ John W. Pysnack        Controller                          October 1, 1997
----------------------     (PRINCIPAL ACCOUNTING OFFICER)
John W. Pysnack

/s/ Martin L. Anderson     Director                            October 1, 1997
----------------------
Martin L. Anderson

/s/ Julian W. Atwater      Director                            October 1, 1997
-----------------------
Julian W. Atwater

/s/ Robert W. Bjork        Director                            October 1, 1997
-----------------------
Robert W. Bjork

/s/ David J. Burns         Director                            October 1, 1997
-----------------------
David J. Burns

/s/ J. David Cartwright    Director                            October 1, 1997
-----------------------
J. David Cartwright

/s/ John W. Guffey, Jr.     Director                           October 1, 1997
-------------------------
John W. Guffy, Jr.

/s/ Donald D. Lennox        Director                           October 1, 1997
--------------------------
Donald D. Lennox

/s/ William P. Montague     Director                           October 1, 1997
--------------------------
William P. Montague

/s/ Robert A. Sherman       Director                           October 1, 1997
-------------------------
Robert A. Sherman

/s/ Robert L. Smialek       Director                           October 1, 1997
-------------------------
Robert L. Smialek